As filed with the Securities and Exchange Commission on January 14, 2008

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WONDER AUTO TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	88-0495105
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

No. 16 Yulu Street
Taihe District, Jinzhou City, Liaoning
People’s Republic of China, 121013
(86) 416-2661186

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Qingjie Zhao
CEO and President
No. 16 Yulu Street
Taihe District, Jinzhou City, Liaoning Province
People’s Republic of China, 121013
(86) 416-2661186

(Names and Addresses, Including Zip Codes, and Telephone Numbers,
Including Area Codes, of Agents for Service)

With copies to:

Louis A. Bevilacqua, Esq.
Thomas M. Shoesmith, Esq.
Joseph R. Tiano, Jr., Esq.
Thelen Reid Brown Raysman & Steiner LLP
701 8th Street, N.W.
Washington, D.C. 20001
(202) 508-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common stock, $0.0001 par value	3,000,000	$12.11	$36,330,000	$1,427.77

(1)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sale prices of the Registrant’s common stock on The Nasdaq Global Market on January 7, 2008.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the “Securities Act”) or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED JANUARY 14, 2008

PROSPECTUS

WONDER AUTO TECHNOLOGY, INC.

3,000,000 Shares
of Common Stock

This prospectus relates to resales of up to 3,000,000 shares of our common stock beneficially owned by the selling stockholders. The shares of our common stock are being registered to fulfill our contractual obligations under a registration rights agreement between the selling stockholders and us, as described in the section entitled “Selling Stockholders.”

The prices at which the selling stockholders may sell the shares will be determined by prevailing market prices or through privately-negotiated transactions. We will not receive any proceeds from the sale of any of the shares sold by the selling stockholders.

The shares of our common stock offered under this prospectus are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer the shares for sale. The selling stockholders may sell any, all or none of the shares offered by this prospectus.

Our common stock is quoted on the Nasdaq Global Market under the symbol “WATG.” The last reported sale price of our common stock on The Nasdaq Global Market on January 7, 2008 was $11.36 per share.

You should carefully consider the risk factors beginning on page 5 of this prospectus and set forth in the documents incorporated by reference herein before making any decision to invest in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is               , 2008

WONDER AUTO TECHNOLOGY, INC.

ABOUT THIS PROSPECTUS

As permitted under the rules of the U.S. Securities and Exchange Commission, or SEC, this prospectus incorporates by reference important information about Wonder Auto Technology, Inc. that is contained in documents that we file with the SEC, but that are not attached to or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Available Information” for further information.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus. Our business, results of operations and prospects may have changed since those dates. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such offer or solicitation is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such a solicitation.

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PROSPECTUS SUMMARY

This summary highlights information about us and the common stock being offered by this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to investing in our common stock. You should carefully read the entire document, including the risk factors, the financial statements and the documents incorporated by reference. References in this prospectus to: “Wonder,” “the Company,” “we,” “us” and “our” refer to Wonder Auto Technology, Inc. and its consolidated subsidiaries.

About Wonder Auto Technology, Inc.

We are a leading manufacturer of automotive electrical parts in China, specifically, alternators and starters. We have been producing alternators and starters in China since 1997. In 2006, we ranked second in sales revenue in the PRC market for automobile alternators and starters according to a report issued by the Automotive Electrical Component Commission of the China Automotive Society.

We design, develop, manufacture and market our products for use in a variety of automobiles. We offer over 150 different models of alternators and over 70 different models of starters. Most of our products are used in passenger cars with smaller engines having displacement below 1.6 liters. In addition, we have begun to manufacture and sell rectifier and regulator products for use in alternators as well as various rods and shafts for use in shock absorbers, alternators and starters.

We sell our products to automakers, engine manufacturers and, increasingly, auto parts suppliers. Our customers are based primarily in China and include Beijing Daimler Chrysler, Beijing Hyundai Motor Company, Chery Automobile Co., Ltd., Dongfeng Yueda Kia Motors Co., Ltd., Zhejiang Geely Automobile Parts Purchasing Co., Ltd., Harbin Dongan Automotive Engine Manufacturing Co., Ltd., Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co., Ltd. and Tianjin FAW Xiali Automobile Co., Ltd. We are increasing exports of our products to the international market further enhancing our brand and reputation as a provider of high quality automotive electrical parts.

Our manufacturing facilities are located in Jinzhou, China.

Our Industry

In China, the total output of automobiles reached 7.3 million in 2006, representing a 27.6% increase over 2005 according to the National Bureau of Statistics of China, making China among the fastest growing automotive markets in the world.

According to the China Automotive Technology & Research Center, our key target market, which is the market for passenger cars with engine displacement between 1.0 and 1.6 liters, represented 54.3% of the passenger car market and 28.8% of the total motor vehicle market in China in 2006 in terms of units sold. This market grew 43.1% in 2006 over 2005 compared to 21.9% for the overall automotive market in China. The market for small displacement engine vehicles is expected to continue to be among the largest and fastest growing segments of the automobile industry in China. The large size and high growth rate of this market can be attributed to several factors, including vehicle affordability, lower gasoline consumption and emissions, government incentives and environmental concerns.

The rapid growth of China’s overall auto industry has precipitated commensurate growth in China’s auto parts industry. According to CCID Consulting, the auto parts industry recorded sales of approximately $68.8 billion in 2005, up 26.1% from 2004. According to the China Association of Automobile Manufacturers, total sales of auto parts is expected to reach approximately $150 billion by 2010. Expected continued growth in the auto parts market is largely due to the projected general growth of the auto industry in China, increased private car ownership in China and increased sourcing from China of low cost components by international auto manufacturers.

Our Competitive Strengths

We believe that the following competitive strengths enable us to compete effectively in and to capitalize on growth of the automotive parts market:

•	Leading Market Position. In 2006, we ranked second in sales revenue in China in the market for automobile alternators and starters. We believe our brand and our products are well recognized and respected in the automotive industry in China.
•	Established Supply Chain Network. We purchase the majority of raw materials and components used in our products through an extensive network of low-cost suppliers primarily located within close proximity to our manufacturing facilities. Many of our suppliers have long-term relationships with us. Our established supplier network allows us to shorten our product lead-times, closely monitor product quality, enjoy sourcing stability and maintain a competitive cost structure.
•	Proprietary Manufacturing Processes. Over the years, we have invested substantial time and resources in developing customized assembly lines and equipment to enhance our production capabilities. Our proprietary manufacturing processes and customized equipment provide the flexibility needed to increase efficiency, achieve shorter lead-times to market for new products, increase quality assurance, improve manufacturing through-put, reduce equipment downtime and material wastage, increase on-time shipping performance and provide greater cost-competitiveness.
•	Efficient Cost Structure. We have created a flexible and responsive infrastructure, which allows us to efficiently manufacture and deliver high-quality products within a short delivery time. We believe that our proprietary manufacturing processes and established supply chain network provide additional cost advantages that are difficult for others to replicate.
•	Strong Long-Term Customer Base. We have qualified as a provider of automotive components to many leading automobile industry players in China. Given the high switching costs and rigorous qualification processes of our target customers, we believe many of our customers have come to rely on us as a primary supplier of certain key automotive components based on our proven ability to meet their growing demand and quality standards.

Our Strategy

We believe that our strong competitive position, our ability to meet customer qualification requirements and our in-house research and development capabilities will enable us to benefit from the anticipated growth in China’s automotive market. We are committed to enhancing our sales, profitability and cash flows through the following strategies:

•	Vertical Integration. We intend to continue to vertically integrate our business through acquisitions of businesses that supply us with raw materials and components and by developing in-house capabilities for key raw materials and components of our products. We believe increasing vertical integration will allow us to reduce costs, maintain or improve margins and solidify our competitive position.
•	Expand Our Sales into Select International Markets. We plan to leverage our product offerings, brand recognition and current relationships with global engine and automotive manufacturers to expand our product sales into select international markets. We intend to expand our presence in both the global original equipment manufacturing, or OEM, sourcing market and the secondary automotive parts market.
•	Increase Production Capacity. We recently spent approximately $5.8 million to expand our production capacity at our main facility located in Jinzhou, China. With our additional production lines, we expect that our annual production capacity for alternators and starters will reach approximately 1.7 million and 1.8 million units, respectively. We completed the installation of our new production lines in July 2007 and will begin full production in August 2007.

•	Strengthen Our Research and Development Capabilities. We plan to invest in personnel, technology and equipment to further improve our research and development capabilities. We expect that this investment will contribute to our ability to further control our production costs and develop new high quality products with higher output power, smaller size, lower weight, longer useful life and greater resilience in harsh operating environments.
•	Develop New Products. Utilizing our in-house research and development capabilities, we hope to continue new product development while leveraging our strong customer relationships as a means of cross-selling our new products. We also plan to apply our existing technical and manufacturing expertise to develop innovative new products.
•	Continued Focus on Low-Emission Vehicles. We have a history of supplying alternators and starters to the low-emission vehicle market in China, which is expected to enjoy generally higher growth rates than the overall automobile market due to high fuel prices, tax incentives and other government benefits. We plan to continue this focus due to the attractive characteristics of this market.

Our Challenges

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous challenges and risks as discussed more fully in the section titled “Risk Factors,” including for example:

•	any failure to expand our operations and production capacity sufficiently to meet our customers’ demands;
•	any inability to effectively manage rapid growth and accurately project market demand for our products;
•	risks associated with future investments or acquisitions;
•	economic, political, regulatory, legal and foreign exchange risks associated with international expansion;
•	any loss of key members of our senior management; and
•	unexpected changes to China’s political or economic situation or legal environment.

You should read and consider the information set forth in “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were incorporated in June 2000 in the State of Nevada. On June 22, 2006, we acquired Wonder Auto Limited, a British Virgin Islands, or BVI, company, in a reverse acquisition transaction. We conduct our operations in China through our three PRC subsidiaries: (1) Jinzhou Halla Electrical Equipment Co., Ltd., or Jinzhou Halla, (2) Jinzhou Dongwoo Precision Co., Ltd., or Jinzhou Dongwoo, and (3) Jinzhou Wanyou Mechanical Parts Co., Ltd., or Jinzhou Wanyou. See “Corporate Structure and History — Our Corporate History.”

The following chart reflects our organizational structure as of the date of this prospectus.

(1)	Holding company with no active business operations.
(2)	We acquired a 50.0% ownership interest in Jinzhou Dongwoo in August 2006, which until November 17, 2006 was accounted for under the equity method. On November 18, 2006, we acquired control of Jinzhou Dongwoo’s board of directors and it has been our consolidated subsidiary since that date.
(3)	In connection with its organization in September 2006, we held a 20.4% ownership interest in Jinzhou Wanyou, which until April 2007 was accounted for under the equity method. Jinzhou Wanyou became our wholly-owned subsidiary after we acquired, through our intermediate holding companies, the remaining 79.6% of Jinzhou Wanyou from its other two shareholders under two separate agreements in April 2007.

The address of our principal executive office in China is No. 16, Yulu Street, Taihe District, Jinzhou City, Liaoning Province, People’s Republic of China, 121013. Our telephone number is (86) 416-2661186, and our fax number is (86) 416-5180163. We maintain a website at www.watg.cn that contains information about us, but that information is not part of this prospectus.

The Offering

Common stock offered by selling stockholders
3,000,000 shares
Common stock outstanding immediately after this offering
26,959,994 shares
Nasdaq Global Market symbol
“WATG”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

If we fail to effectively expand our operations and capacity to satisfy demand for our products, our results of operations and business prospects could be impaired.

Our future success depends on our ability to expand our business to address growth in demand for our alternator and starter products. We are currently in the process of constructing new production lines which began full production in December 2007, resulting in total production capacity for alternators and starters of approximately 1.7 million and 1.8 million units, respectively. Our ability to add production capacity and increase output is subject to significant risks and uncertainties, including:

•	the availability of additional funding to build manufacturing facilities and purchase components, accessories and other raw materials on favorable terms or at all;
•	our management and minimization of delays and cost overruns caused by problems with our equipment vendors, suppliers and third-party manufacturers; and
•	our receipt of any necessary government approvals or permits that may be required to expand our operations in a timely manner or at all.

Our failure to effectively expand our manufacturing capacity will harm our operating results and our business prospects.

Our rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base. If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

If we fail to accurately project market demand for our products, our business expansion plan could be jeopardized and our financial condition and results of operations will suffer.

Based primarily on our projected increases in our sales volume and growth in the size of the automotive market in China, we plan to increase our annual manufacturing capacity to meet an expected increase in demand for our products. If actual customer orders are less than our projected market demand, we will likely suffer overcapacity problems and may have to leave capacity idle, which may reduce our overall profitability and hurt our financial condition and results of operations.

Our business is capital intensive and our growth strategy may require additional capital which may not be available on favorable terms or at all.

We believe that our current cash and cash flow from operations and the proceeds raised from the sale of our stock to the selling stockholders in December 2007 will be sufficient to meet our present and reasonably anticipated cash needs. We may, however, require additional cash resources due to changed business conditions, implementation of our strategy to expand our manufacturing capacity or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Due to our rapid growth in recent years, our past results may not be indicative of our future performance so evaluating our business and prospects may be difficult.

Our business has grown and evolved rapidly in recent years as demonstrated by our growth in sales revenue from approximately $42.3 million in 2004 to $72.2 million in 2006. We may not be able to achieve similar growth in future periods, and our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. Moreover, our ability to achieve satisfactory manufacturing results at higher volumes is unproven. Therefore, you should not rely on our past results or our historical rate of growth as an indication of our future performance.

We face risks associated with future investments or acquisitions.

An important element of our growth strategy is to invest in or acquire businesses that will enable us, among other things, to expand the products we offer to our existing target customer base, lower our costs for raw materials and components and capitalize on opportunities to expand into new markets. Within the past two years, we acquired controlling interests in two complementary businesses, Jinzhou Dongwoo and Jinzhou Wanyou, which we expect to contribute to our future growth. In the future, we may be unable to identify other suitable investment or acquisition candidates or may be unable to make these investments or acquisitions on commercially reasonable terms, if at all.

If we complete an investment or acquisition, we may not realize the anticipated benefits from the transaction. Integrating an acquired business is distracting and time consuming, as well as a potentially expensive process. We are currently in the process of integrating our operations with the operations of Jinzhou Dongwoo and Jinzhou Wanyou. The successful integration of these companies and any other acquired businesses require us to:

•	integrate and retain key management, sales, research and development, production and other personnel;
•	incorporate the acquired products or capabilities into our offerings from an engineering, sales and marketing perspective;
•	coordinate research and development efforts;
•	integrate and support pre-existing supplier, distribution and customer relationships; and
•	consolidate duplicate facilities and functions and combine back office accounting, order processing and support functions.

Geographic distance between business operations, the compatibility of the technologies and operations being integrated and the disparate corporate cultures being combined also present significant challenges.

Acquired businesses are likely to have different standards, controls, contracts, procedures and policies, making it more difficult to implement and harmonize company-wide financial, accounting, billing, information and other systems. Our focus on integrating operations may also distract attention from our day-to-day business and may disrupt key research and development, marketing or sales efforts. If we cannot overcome these challenges, we may not realize actual benefits from past and future acquisitions, which will impair our overall business results.

Our acquisition strategy also depends on our ability to obtain necessary government approvals, as described under “— Risks Related to Doing Business in China — We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.”

Any interruption in our production processes could impair our financial performance and negatively affect our brand.

We manufacture or assemble our products at our facilities in Jinzhou, China. Our manufacturing operations are complicated and integrated, involving the coordination of raw material and component sourcing from third parties, internal production processes and external distribution processes. While these operations are modified on a regular basis in an effort to improve manufacturing and distribution efficiency and flexibility, we may experience difficulties in coordinating the various aspects of our manufacturing processes, thereby causing downtime and delays. We have also been steadily increasing our production capacity and have limited experience operating at these higher production volume levels. In addition, we may encounter interruption in our manufacturing processes due to a catastrophic loss or events beyond our control, such as fires, explosions, labor disturbances or violent weather conditions. Any interruptions in our production or capabilities at our facilities could result in our inability to produce our products, which would reduce our sales revenue and earnings for the affected period. If there is a stoppage in production at any of our facilities, even if only temporary, or delays in delivery times to our customers, our business and reputation could be severely affected. Any significant delays in deliveries to our customers could lead to increased returns or cancellations and cause us to lose future sales. We currently do not have business interruption insurance to offset these potential losses, delays and risks so a material interruption of our business operations could severely damage our business.

Part of our strategy involves the development of new products, and if we fail to timely develop new products or we incorrectly gauge the potential market for new products, our financial results will be adversely affected.

We plan to utilize our in-house research and development capabilities to develop new products that could become new sources of revenue for us in the future and help us to diversify our revenue base. Our future research and development efforts will be focused on expanding our product offering beyond alternators and starters into other similar products and components for different applications, such as hub motors for electric bicycles and electric vehicles. If we fail to timely develop new products or if we miscalculate market demand for new products that we develop, we may not be able to grow our sales revenue at expected growth rates and may incur expenses relating to the development of new products that are not offset by sufficient sales revenue generated by these new products.

Exporting our products outside of China is a core component of our overall growth strategy, which could subject us to various economic, political, regulatory, legal and foreign exchange risks.

We currently sell most of our products in China. Our overseas sales accounted for 1.3% and 4.8% of our total sales in 2005 and 2006, respectively, and 8.8% for the three quarters ended September 30, 2007. We plan to selectively enter international markets in which an opportunity to sell our products has been identified. The marketing, distribution and sale of our products overseas expose us to a number of risks, including:

•	fluctuations in currency exchange rates;
•	difficulty in designing products that are compatible with product standards in foreign countries;
•	greater difficulty in accounts receivable collection;
•	increased marketing and sales costs;
•	difficulty and costs of compliance with foreign regulatory requirements and different commercial and legal requirements;
•	an inability to obtain, maintain or enforce intellectual property rights in foreign countries;
•	changes to import and export regulations, including quotas, tariffs and other trade barriers, delays or difficulties in obtaining export and import licenses, repatriation controls on foreign earnings and currency conversion restrictions; and
•	difficulty in engaging and retaining distributors and agents who are knowledgeable about, and can function effectively in, overseas markets.

If we cannot effectively manage these risks, our ability to conduct or expand our business abroad would be impaired, which may in turn hamper our business, financial condition and prospects.

If we cannot keep pace with market changes and produce automotive parts with new technologies in a timely and cost-efficient manner to meet our customers’ requirements and preferences, the growth and success of our business will be hindered.

The automotive parts market in China is characterized by increasing demand for new and advanced technologies, evolving industry standards, intense competition and wide fluctuations in product supply and demand. If we cannot keep pace with market changes and produce automotive parts incorporating new technologies in a timely and cost-efficient manner to meet our customers’ requirements and preferences, the growth and success of our business will suffer.

From time to time, new products, product enhancements or technologies may replace or shorten the life cycles of our products or cause our customers to defer purchases of our existing products. Shorter product life cycles may require us to invest more in developing and designing new products and to introduce new products more rapidly, which may increase our costs of product development and decrease our profitability. In addition, we may not be able to make such additional investments and any additional investments we make in new product development and introductions may not be successful.

Even if we develop and introduce new products, their market acceptance is not assured and depends on:

•	the perceived advantages of our new products over existing competing products;
•	our ability to attract vehicle manufacturers who are currently using our competitors’ products;
•	product cost relative to performance; and
•	the level of customer service available to support new products.

Therefore, commercial acceptance by customers of our products may not occur at our expected rate or level, and we may not be able to successfully adapt existing products to effectively and economically meet customer demand, thus impairing the return from our investments. We may also be required under applicable accounting standards to recognize a charge for the impairment of assets to the extent our existing products become uncompetitive or obsolete or if any new products fail to achieve commercial acceptance. Any such charge may jeopardize our ability to operate profitably.

Our failure to adequately protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We strive to strengthen and differentiate our product portfolio by developing new and innovative products and product improvements. As a result, we believe that the protection of our intellectual property will become increasingly important to our business. Implementation and enforcement of intellectual property-related laws in China has historically been lacking due primarily to ambiguities in PRC intellectual property law. Accordingly, protection of intellectual property and proprietary rights in China may not be as effective as in the United States or other countries. Currently, we hold 18 PRC utility patents that relate to various product configurations and product components and have 20 pending PRC patent applications. We will continue to rely on a combination of patents, trade secrets, trademarks and copyrights to provide protection in this regard, but this protection may be inadequate. For example, our pending or future patent applications may not be approved or, if allowed, they may not be of sufficient strength or scope. As a result, third parties may use the technologies and proprietary processes that we have developed and compete with us, which could negatively affect any competitive advantage we enjoy, dilute our brand and harm our operating results.

In addition, policing the unauthorized use of our proprietary technology can be difficult and expensive. Litigation may be necessary to enforce our intellectual property rights and given the relative unpredictability of China’s legal system and potential difficulties enforcing a court judgment in China, there is no guarantee litigation would result in an outcome favorable to us. Furthermore, any such litigation may be costly and may divert management attention away from our core business. An adverse determination in any lawsuit involving our intellectual property is likely to jeopardize our business prospects and reputation. We have no insurance coverage against litigation costs so we would be forced to bear all litigation costs if we cannot recover them from other parties. All of the foregoing factors could harm our business and financial condition.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely against us, could disrupt our business and subject us to significant liability to third parties.

Our success largely depends on our ability to use and develop our technology, know-how and product designs without infringing upon the intellectual property rights of third parties. We may be subject to litigation involving claims of patent infringement or violation of other intellectual property rights of third parties. The holders of patents and other intellectual property rights potentially relevant to our product offerings may be unknown to us or may otherwise make it difficult for us to acquire a license on commercially acceptable terms.

Wonder Auto Group Limited, a Hong Kong company controlled by Mr. Qingjie Zhao, our Chairman, Chief Executive Officer and President, has registered the “      ” trademark in Hong Kong. Jinzhou Wonder Auto Suspension System Co., Ltd. has registered the trademarks “    ” and “    ” in China. An independent third party entity has registered the “Halla” trademark in China. We currently do not sell any products or services using the marks similar to the trademarks registered by Jinzhou Wonder Auto Suspension System Co., Ltd. or “Halla” trademarks. We have entered into an agreement with Jinzhou Wonder Auto Suspension System Co., Ltd. Under this agreement, Jinzhou Wonder Auto Suspension System Co., Ltd. has agreed not to bring any legal action against us for using the mark “      ” in China. However, we cannot assure you that this agreement will be enforced or that no action will be brought against us based on our use of “      ”.

There may also be technologies licensed to and relied on by us that are subject to infringement or other corresponding allegations or claims by others which could damage our ability to rely on such technologies. In addition, although we endeavor to ensure that companies that work with us possess appropriate intellectual property rights or licenses, we cannot fully avoid the risks of intellectual property rights infringement created by suppliers of components used in our products or by companies with which we work in cooperative research and development activities.

Our current or potential competitors, many of which have substantial resources and have made substantial investments in competing technologies, may have obtained or may obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products in China or other countries. The defense of intellectual property claims, including patent infringement suits, and related legal and administrative proceedings can be both costly and time consuming, and may significantly divert the efforts and resources of our technical and management personnel. Furthermore, an adverse determination in any such litigation or proceeding to which we may become a party could cause us to:

•	pay damage awards;
•	seek licenses from third parties;
•	pay additional ongoing royalties, which could decrease our profit margins;
•	redesign our products; or
•	be restricted by injunctions.

These factors could effectively prevent us from pursuing some or all of our business objectives and result in our customers or potential customers deferring, canceling or limiting their purchase or use of our products, which could have a material adverse effect on our financial condition and results of operations.

We rely on certain technologies licensed to us from third parties and the loss of these licenses or failure to renew such licenses on a timely basis could interrupt our production and have a material adverse impact on our business.

We rely on certain technologies licensed to us from third parties for manufacturing our products. Through our licensing arrangements, we are able to integrate third party technologies into our alternators and starters. We can also produce and sell products that are more suitable for specific types of vehicles utilizing these licensed technologies. If certain licenses are terminated, or not timely renewed, the production of our products using the licensed technologies would be disrupted and our business and financial condition could be damaged.

If we fail to maintain or improve our market position or respond successfully to changes in the competitive landscape, our business and results of operations will suffer.

Our competition includes a number of global and PRC-based manufacturers and distributors that produce and sell products similar to ours. We compete primarily on the basis of quality, technological innovation and price. Our main competitors include Shanghai Valeo Automotive Electrical Systems Co., Ltd., a joint venture of Shanghai Auto Industrial Group and Valeo Group, Hubei Shendian Auto Motor Co., Ltd., a joint venture of Hubei Shendian Auto Electrical Equipment Co., Ltd. and Remy International, Inc., Bosch Group, Mitsubishi Motors Corporation and Denso Corporation. Many of our competitors have longer operating histories, greater name recognition, larger global market share, access to larger customer bases and significantly greater economies of scale, as well as greater financial, sales and marketing, manufacturing, distribution, technical and other resources than we do. As a result of these competitive pressures and expected increases in competition, we may price our products lower than our competitors in order to maintain market share. Any lower pricing may negatively affect our profit margins. If we fail to maintain or improve our market position and respond successfully to changes in the competitive landscape, our business and results of operations may suffer.

A large percentage of our sales revenue is derived from sales to a limited number of customers, and our business will suffer if sales to these customers decline.

A significant portion of our sales revenue historically has been derived from a limited number of customers. Five customers — Beijing Hyundai Motor Company, Shenyang Aerospace Mitsubishi Motors Engine Manufacturing Co. Ltd., Harbin Dongan Automotive Engine Manufacturing Co. Ltd., Tianjin FAW Xiali Automotive Co., Ltd. and Shenyang Xinguang Huachen Automotive Engine Co., Ltd. — accounted for approximately 55.8% of our sales in 2006 and 69% through the end of the third quarter of 2007. Any significant reduction in demand for vehicles manufactured by any of these major customers and any decrease in their demand for our products could harm our sales and business operations. The loss of one or more of these customers could damage our business, financial condition and results of operations.

Our sales revenue will decrease if there is less demand for vehicles in which our products are installed.

We sell our products primarily to manufacturers of passenger vehicles, particularly vehicles with engine displacement below 1.6 liters. If sales of these passenger vehicles decrease, demand for our products and our sales revenue will likewise decrease.

If we cannot obtain sufficient raw materials and components at a reasonable cost, our ability to produce and market our products, and thus our business, could suffer.

We purchase raw materials and component parts for our products from various suppliers located primarily in Asia, most of which are located in China and a few of which are located in South Korea. The raw materials and component parts that we use are mainly divided into four categories: metal parts, semiconductors, chemicals and packaging materials. The majority of our raw materials and components are purchased from suppliers in China, including Jinzhou Dongwoo, a company in which we hold a 50% equity interest and control the board of directors, Jinzhou Hanhua Electrical Systems Co., Ltd., Tianjin Jingda Rea Special Enamelled Wire Co., Ltd., Yingkou Die-Casting Products Co., Ltd. and foreign manufacturers based in South Korea, such as SW-Tech Corporation. Purchases from our five largest raw materials and component parts suppliers accounted for approximately 61.8% of our cost of sales in 2006. We may experience a shortage in the supply of certain raw materials and components in the future, and if any such shortage occurs, our manufacturing capabilities and operating results of operations could be negatively affected. If any supplier is unwilling or unable to provide us with high-quality raw materials and components in required quantities and at acceptable costs, we may not be able to find alternative sources on satisfactory terms in a timely manner, or at all. In addition, some of our suppliers may fail to meet qualifications and standards required by our customers now or in the future, which could impact our ability to source raw materials and components. Our inability to find or develop alternative supply sources could result in delays or reductions in manufacturing and product shipments. Moreover, these suppliers may delay shipments or supply us with inferior quality raw materials and components that may adversely impact the performance of our products. The prices of raw materials and components needed for our products could also increase, and we may not be able to pass these price increases on to our customers. If any of these events occur, our competitive position, reputation and business could suffer.

If our customers and/or the ultimate consumers of the vehicles that use our products successfully assert product liability claims against us due to defects in our products, our operating results may suffer and our reputation may be harmed.

Our products are used primarily in small engine passenger vehicles. Significant property damage, personal injuries and even death can result from malfunctioning vehicles. If our products are not properly designed, built or installed or if people are injured because of our products, we could be subject to claims for damages based on theories of product liability and other legal theories. The costs and resources to defend such claims could be substantial and, if such claims are successful, we could be responsible for paying some or all of the damages. We have maintained product liability insurance only for products manufactured by Jinzhou Wanyou, which are sold in the United States and Canada. Negative publicity from such claims may also damage our reputation, regardless of whether such claims are successful. Any of these consequences resulting from defects in our products would hurt our operating results and, in turn, the value of our common stock.

Our products may become subject to recall in the event of defects or other performance related issues.

Like many other participants in the automotive industry, we are at risk for product recall costs which are costs incurred when, either voluntarily or involuntarily, a product is recalled through a formal campaign to solicit the return of specific products due to a known or suspected performance defect. Costs typically include the cost of the product, part or component being replaced, the cost of the recall borne by our customers and labor to remove and replace the defective part or component. Our products have not been the subject of an open recall. If a recall decision is made, we will need to estimate the cost of the recall and record a charge to earnings in that period. In making this estimate, judgment is required as to the quantity or volume to be recalled, the total cost of the recall campaign, the ultimate negotiated sharing of the cost between us and the customer and, in some cases, the extent to which the supplier of the part or component will share in the recall cost. As a result, these estimates are subject to change. Excessive recall costs or our failure to adequately estimate these costs may negatively affect our operating results.

Our business may adversely change due to the cyclical nature of the automotive industry.

Our financial performance depends, in large part, on the varying conditions in the automotive markets that we serve. The volume of automobile production in Asia, North America, Europe and the rest of the world has fluctuated, sometimes significantly, from year to year, and such fluctuations give rise to fluctuations in demand for our products. These fluctuations in demand in the automotive industry often are in response to overall economic conditions but are also a reaction to certain external factors, such as changes in interest rate levels, vehicle manufacturer incentive programs, changes in fuel costs, consumer spending and confidence and environmental issues. If the automotive market experiences a downturn, our results of operations and business will suffer.

We depend heavily on key personnel, and loss of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Qingjie Zhao, our Chairman, Chief Executive Officer and President, Meirong Yuan, our Chief Financial Officer and Treasurer, Yuncong Ma, our Chief Operating Officer, Seuk Jun Kim, our Vice President of New Product Development, Yuguo Zhao, our Vice President of Sales and Marketing and Yongdong Liu, our Vice President of Production. They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations. If we lose a key employee, if a key employee fails to perform in his or her current position or if we are not able to attract and retain skilled employees as needed, our business could suffer. Turnover in our senior management could significantly deplete institutional knowledge held by our existing senior management team and impair our operations.

In addition, if any of these key personnel joins a competitor or forms a competing company, we may lose some of our customers. We have entered into confidentiality and non-competition agreements with all of these key personnel. However, if any disputes arise between these key personnel and us, it is not clear, in light of uncertainties associated with the PRC legal system, what the court decisions will be and the extent to which these court decisions could be enforced in China, where all of these key personnel reside and hold some of their assets. See “— Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.”

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Mr. Qingjie Zhao, our Chairman, Chief Executive Officer and President, is the beneficial owner of approximately 26.4% of our common stock. As a result, he has significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

Mr. Qingjie Zhao’s association with other businesses could impede his ability to devote ample time to our business and could pose conflicts of interest.

Mr. Qingjie Zhao, our Chairman, Chief Executive Officer and President, is the beneficial owner of 26.4% of our common stock, serves as an executive director and is a 10.4% owner of China Wonder Limited, a company listed on the Alternative Investment Market of the London Stock Exchange, which is principally engaged in the manufacture and sale of specialty packaging machinery to the PRC pharmaceutical market. He also serves as an executive director and is an 11.0% owner of Jinzhou Jinheng Automotive Safety System Co., Ltd., a company listed on the Hong Kong Growth Enterprise Market, which is principally engaged in the manufacture and sale of automotive airbag safety systems in China. Mr. Zhao devotes most of his business time to our affairs and the remainder of his business time to the affairs of other companies. Mr. Zhao’s decision-making responsibilities for these three companies are similar in the areas of public relations, management of human resources, risk management and strategic planning. As a result, conflicts of interest may arise from time to time. We will attempt to resolve any such conflicts of interest in our favor. Additionally, even though Mr. Zhao is accountable to us and our stockholders as a fiduciary, which requires that he exercise good faith and due care in handling our affairs, his existing responsibilities to other entities may limit the amount of time he can spend on our affairs.

Problems with product quality or product performance could result in a decrease in customers and revenue, unexpected expenses and loss of market share.

Our operating results depend, in part, on our ability to deliver quality products on a timely and cost-effective basis. As our products become more advanced, it may become more difficult to maintain our quality standards. If we experience deterioration in the performance or quality of any of our products, it could result in delays in shipments, cancellations of orders or customer returns and complaints, loss of goodwill and harm to our brand and reputation. Furthermore, our products are used together with components and in motor vehicles that have been developed and maintained by third parties, and when a problem occurs, it may be difficult to identify the source of the problem. In addition, some automobile parts and components may not be fully compatible with our products and may not meet our or our customers’ quality, safety, security or other standards. The use by customers of our products with incompatible or otherwise substandard components is largely outside of our control and could result in malfunctions or defects in our products and result in harm to our brand. These problems may lead to a decrease in customers and revenue, harm to our brand, unexpected expenses, loss of market share, the incurrence of significant warranty and repair costs, diversion of the attention of our engineering personnel from our product development efforts, customer relation problems or loss of customers, any one of which could materially adversely affect our business.

If the automotive industry does not grow as we expect or grows at a slower speed than we expect, our sales and profitability may be materially adversely affected.

We derive most of our sales revenue from sales of our products in China. The continued development of our business depends, in large part, on continued growth in the automotive industry, especially in China. Although China’s automotive industry has grown rapidly in the past, it may not continue to grow at the same growth rate in the future or at all. However, the developments in our industry are, to a large extent, outside of our control and any reduced demand for automotive parts products and services, any other downturn or other adverse changes in China’s automotive industry could severely harm our business.

Environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may harm our results of operations.

We are subject to environmental, health and safety laws and regulations that affect our operations, facilities and products in each of the jurisdictions in which we operate. We believe that we are in compliance with all material environmental, health and safety laws and regulations related to our products, operations and business activities. Although we have not suffered material environmental claims in the past, the failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production, cessation of our operations or even criminal sanctions. New regulations could also require us to acquire costly equipment or to incur other significant expenses. Our failure to control the use of, or adequately restrict the discharge of, hazardous substances could subject us to potentially significant monetary damages and fines or suspension of our business operations, which could cause damage to our business.

We have limited insurance coverage and do not carry any business interruption insurance, third-party liability insurance for our manufacturing facilities or insurance that covers the risk of loss of our products in shipment.

Operation of our facilities involves many risks, including equipment failures, natural disasters, industrial accidents, power outages, labor disturbances and other business interruptions. Furthermore, if any of our products are faulty, then we may become subject to product liability claims or we may have to engage in a product recall. We do not carry any business interruption insurance, product recall or third-party liability insurance for our manufacturing facilities or with respect to our products to cover claims pertaining to personal injury or property or environmental damage arising from defaults with our products, product recalls, accidents on our property or damage relating to our operations. We have obtained product liability insurance only for products manufactured by Jinzhou Wanyou which are sold to customers in the United States and Canada. Therefore, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations.

Furthermore, under the shipping terms of some of our customer contracts, we bear the risk of loss in shipment of our products. We do not insure this risk. While we believe that the shipping companies that we use carry adequate insurance or are sufficiently solvent to cover any loss in shipment, there can be no assurance that we will be adequately reimbursed upon the loss of a significant shipment of our products.

The discontinuation of the preferential tax treatment currently available to our PRC subsidiaries could materially adversely affect our results of operations.

Foreign invested enterprises, or FIEs, established in the PRC are generally subject to an enterprise income tax, or EIT, rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax. FIEs established in Coastal Open Economic Zones, Special Economic Zones or Economic and Technical Development Zones, such as our PRC subsidiaries, are subject to an EIT rate of 27.0%, which is comprised of a 24.0% state income tax and a 3.0% local income tax. Under the income tax law and the related implementing rules, FIEs engaging in manufacturing businesses with a term of operation exceeding ten years may, subject to approval from local taxation authorities, be entitled to a two-year tax exemption from PRC EIT starting from the year they become profitable and a 50.0% tax reduction for the three years thereafter.

Our subsidiaries Jinzhou Halla, Jinzhou Dongwoo and Jinzhou Wanyou are subject to PRC EIT at a rate of 27.0% of assessable profits, consisting of a 24.0% national tax and a 3.0% local tax. As approved by the relevant PRC tax authority, Jinzhou Halla and Jinzhou Dongwoo were entitled to a two-year exemption from EIT followed by a 50.0% tax exemption for the next three years, commencing from the first cumulative profit-making year in the fiscal financial year. The tax holiday of Jinzhou Halla commenced in 2001, and Jinzhou Halla was subject to a tax rate of 13.5% for 2003, 2004 and 2005. Furthermore, Jinzhou Halla, as an FIE, is engaged in an advanced technology industry and has been approved to enjoy a further 50.0% tax exemption for 2006, 2007 and 2008. The tax holiday of Jinzhou Dongwoo commenced in 2004. Jinzhou Dongwoo was subject to a tax rate of 13.5% for 2006 and is expected to be subject to a tax rate of 13.5% for

2007 and 2008. Finally, Jinzhou Wanyou, is entitled to a two-year EIT exemption for 2007 and 2008 and will receive a 50.0% EIT reduction for 2009, 2010 and 2011, assuming that Jinzhou Wanyou is profitable for each of these years.

In addition, Jinzhou Halla and Jinzhou Dongwoo, being FIEs, were entitled to two other special tax concessions. First, an amount equal to 40.0% of the qualifying domestic capital expenditures (as defined and approved under the relevant PRC income tax rule) can be used as an offset against the excess of the current year’s EIT over the prior year’s EIT. Second, an amount equivalent to 50.0% of the current year’s domestic development expenses can be used as an offset against EIT. These two tax concessions, if unutilized, can be carried forward for five years.

If this preferential tax treatment is discontinued by the tax authorities or is eliminated due to future changes in PRC tax laws, rules or regulations, our PRC operating subsidiaries may cease to enjoy the aforementioned tax benefits. If that were to occur, our PRC operating subsidiaries would thereafter be subject to a 27.0% standard EIT rate under the current tax laws through 2007 and up to a 25.0% rate from January 1, 2008 under the new tax law described below, which would significantly increase our effective tax rate and materially adversely affect our operating results.

On March 16, 2007, the National People’s Congress of China passed the new EIT Law, which will take effect as of January 1, 2008. Under the new EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to EIT at the rate of 25.0% on its global income. The new EIT Law, however, does not define the term “de facto management bodies.” If the PRC tax authorities subsequently determine that we should be classified as a resident enterprise, then our global income will be subject to PRC income tax at a tax rate of 25.0%. In addition, under the new EIT Law, dividends from our PRC subsidiaries to us will be subject to a withholding tax. The rate of the withholding tax has not yet been finalized, pending promulgation of implementing regulations. Furthermore, the ultimate tax rate will be determined by treaty between China and the tax residence of the holder of the PRC subsidiaries. We are actively monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact. The new EIT Law imposes a unified income tax rate of 25.0% on all domestic-invested enterprises and FIEs, such as our PRC operating subsidiaries, unless they qualify under certain limited exceptions, but the EIT Law permits companies to continue to enjoy their existing preferential tax treatments until such treatments expire in accordance with their current terms. We expect details of the transitional arrangement for the five-year period from January 1, 2008 to December 31, 2012 applicable to enterprises approved for establishment prior to March 16, 2007 to be set out in more detailed implementing rules to be adopted in the future. Any increase in our effective tax rate as a result of the above may adversely affect our operating results. However, details regarding implementation of this new law are expected to be provided in the form of one or more implementing regulations to be promulgated by the PRC government, and the timing of the issuance of such implementing regulations is currently unclear.

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, or SOX 404, the SEC adopted rules requiring public companies to include a report of management on the company’s internal controls over financial reporting in their annual reports, including Form 10-K. In addition, the independent registered public accounting firm auditing a company’s financial statements must also attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting as well as the operating effectiveness of the company’s internal controls. Under current law, we will be required to include a management report beginning with our annual report for the 2007 fiscal year and to include our independent registered public accounting firm’s attestment beginning with our annual report for the 2008 fiscal year. Our management may conclude that our internal controls over our financial reporting are not effective. Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

We can provide no assurance that we will be in compliance with all of the requirements imposed by SOX 404 or that we will receive a positive attestation from our independent auditors. In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements.

Our holding company structure may hinder the payment of dividends.

Wonder Auto Technology, Inc. has no direct business operations, other than its ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us due to restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

PRC regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations. Our subsidiaries in China are also required to set aside a portion of their after tax profits according to PRC accounting standards and regulations to fund certain reserve funds. Currently, our subsidiaries in China are the only sources of sales revenue or investment holdings for the payment of dividends. If they do not accumulate sufficient profits under PRC accounting standards and regulations to first fund certain reserve funds as required by PRC accounting standards, we will be unable to pay any dividends.

In addition, under the new EIT Law to be effective in January 2008, dividends from our PRC subsidiaries to us will be subject to a withholding tax. The rate of the withholding tax has not yet been finalized, pending promulgation of implementing regulations. Furthermore, the ultimate tax rate will be determined by treaty between China and the tax residence of the holder of the PRC subsidiary. We are monitoring the proposed withholding tax and are evaluating appropriate organizational changes to minimize the corresponding tax impact.

Risks Related to Doing Business in China

Adverse changes in political and economic policies of the PRC government could impede the overall economic growth of China, which could reduce the demand for our products and damage our business.

We conduct substantially all of our operations and generate most of our revenue in China. Accordingly, our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in China. The PRC economy differs from the economies of most developed countries in many respects, including:

•	the higher level of government involvement;
•	the early stage of development of the market-oriented sector of the economy;
•	the rapid growth rate;
•	the higher level of control over foreign exchange; and
•	the allocation of resources.

As the PRC economy has been transitioning from a planned economy to a more market-oriented economy, the PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. While these measures may benefit the overall PRC economy, they may also have a negative effect on us.

Although the PRC government has in recent years implemented measures emphasizing the utilization of market forces for economic reform, the PRC government continues to exercise significant control over economic growth in China through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and imposing policies that impact particular industries or companies in different ways.

Any adverse change in the economic conditions or government policies in China could have a material adverse effect on the overall economic growth and the level of automotive investments and expenditures in China, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our business and prospects.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in China. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference, but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all but two of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to effect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese officers, directors and subsidiaries.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Restrictions on currency exchange may limit our ability to receive and use our sales revenue effectively.

Most of our sales revenue and expenses are denominated in Renminbi. Under PRC law, the Renminbi is currently convertible under the “current account,” which includes dividends and trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans. Currently, our PRC operating subsidiaries may purchase foreign currencies for settlement of current account transactions, including payments of dividends to us, without the approval of the State Administration of Foreign Exchange, or SAFE, by complying with certain procedural requirements. However, the relevant PRC government authorities may limit or eliminate our ability to purchase foreign currencies in the future. Since a significant amount of our future revenue will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize revenue generated in Renminbi to fund our business activities outside China that are denominated in foreign currencies.

Foreign exchange transactions by PRC operating subsidiaries under the capital account continue to be subject to significant foreign exchange controls and require the approval of or need to register with PRC government authorities, including SAFE. In particular, if our PRC operating subsidiaries borrow foreign currency through loans from us or foreign lenders, these loans must be registered with SAFE, and if we finance the subsidiaries by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce, or their respective local counterparts. These limitations could affect our PRC operating subsidiaries’ ability to obtain foreign exchange through debt or equity financing.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, SAFE issued a public notice, the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, or the SAFE Notice, which requires PRC residents to register with the competent local SAFE branch before using onshore assets or equity interests held by them to establish offshore special purpose companies, or SPVs, for the purpose of overseas equity financing. Under the SAFE Notice, such PRC residents must also file amendments to their registration in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations. Moreover, if the SPVs were established and owned the onshore assets or equity interests before the implementation date of the SAFE Notice, a retroactive SAFE registration is required to have been completed before March 31, 2006. If any PRC resident stockholder of any SPV fails to make the required SAFE registration and amended registration, the PRC subsidiaries of that SPV may be prohibited from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV. Failure to comply with the SAFE registration and amendment requirements described above could also result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

We believe our stockholders who are PRC residents as defined in the SAFE Notice have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries. However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by the SAFE Notice. Moreover, because of uncertainty over how the SAFE Notice will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE Notice by our PRC resident beneficial holders. In addition, such PRC residents may not always be able to complete the necessary registration procedures required by the SAFE Notice. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with the SAFE Notice, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

If the China Securities Regulatory Commission, or CSRC, or another PRC regulatory agency, determines that CSRC approval is required in connection with this offering, this offering may be delayed or cancelled, or we may become subject to penalties.

On August 8, 2006, six PRC regulatory agencies, including China Securities Regulatory Commission, or the CSRC, promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, which became effective on September 8, 2006. This new regulation, among other things, has certain provisions that require SPVs formed for the purpose of acquiring PRC domestic companies and controlled by PRC individuals, to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock market. However, the new regulation does not expressly provide that approval from the CSRC is required for the offshore listing of a SPV which acquires, directly or indirectly, an equity interest in or shares of domestic PRC entities held by domestic companies or individuals by cash payment, nor does it expressly provide that approval from CSRC is not required for the offshore listing of a SPV which has fully completed its acquisition of an equity interest of domestic PRC equity prior to September 8, 2006. On September 21, 2006, the CSRC published on its official website a notice specifying the documents and materials that are required to be submitted for obtaining CSRC approval. It is not clear whether the provisions in the new regulation regarding the offshore listing and trading of the securities of a SPV apply to an offshore company such as us which has acquired an equity interest of PRC domestic entities for cash and has completed the acquisition of the equity interest of PRC domestic entities prior to the effective date of the new regulation. We believe, based on the interpretation of the new regulation and the practice experience of our PRC legal counsel, Jiayuan Law Firm, that CSRC approval is not required for this offering and listing of our shares on the Nasdaq Global Market. Since the new regulation has only recently been adopted, there remains some uncertainty as to how this regulation will be interpreted or implemented. If the CSRC or another PRC regulatory agency subsequently determines that the CSRC’s approval is required for this offering, we may face sanctions by the CSRC or another PRC regulatory agency. If this happens, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China, restrict or prohibit payment or remittance of dividends to us or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to delay or cancel this offering before settlement and delivery of the shares being offered by us.

We may be unable to complete a business combination transaction efficiently or on favorable terms due to complicated merger and acquisition regulations which became effective on September 8, 2006.

The recent PRC Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors also governs the approval process by which a PRC company may participate in an acquisition of assets or equity interests. Depending on the structure of the transaction, the new regulation will require the PRC parties to make a series of applications and supplemental applications to the government agencies. In some instances, the application process may require the presentation of economic data concerning a transaction, including appraisals of the target business and evaluations of the acquirer, which are designed to allow the government to assess the transaction. The regulations also prohibit a transaction at an acquisition price obviously lower than the appraised value of the PRC business or assets and in certain transaction structures, require that consideration must be paid within defined periods, generally not in excess of a year. The regulation also limits our ability to negotiate various terms of the acquisition, including aspects of the initial consideration, contingent consideration, holdback provisions, indemnification provisions and provisions relating to the assumption and allocation of assets and liabilities. Transaction structures involving trusts, nominees and similar entities are prohibited. Government approvals will have expiration dates by which a transaction must be completed and reported to the government agencies. Compliance with the new regulations is likely to be more time consuming and expensive than in the past and the government can now exert more control over the combination of two businesses. Accordingly, due to the new regulation, our ability to engage in business combination transactions has become significantly more complicated, time consuming and expensive, and we may not be able to negotiate a business combination transaction that is acceptable to our stockholders or sufficiently protect their interests in a business combination transaction.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and the Renminbi and between those currencies and other currencies in which our sales may be denominated. Because substantially all of our earnings and cash assets are denominated in Renminbi and the net proceeds from this offering will be denominated in U.S. dollars, fluctuations in the exchange rate between the U.S. dollar and the Renminbi will affect the relative purchasing power of these proceeds, our balance sheet and our earnings per share in U.S. dollars following this offering. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue after this offering that will be exchanged into U.S. dollars and earnings from, and the value of, any U.S. dollar-denominated investments we make in the future. Since July 2005, the Renminbi has no longer been pegged to the U.S. dollar. Although the People’s Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the Renminbi may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future the PRC authorities may lift restrictions on fluctuations in the Renminbi exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currencies.

Currently, some of our raw materials, components and major equipment are imported. In the event that the U.S. dollars appreciate against Renminbi, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, since our sales to international customers are growing rapidly, we are increasingly subject to the risk of foreign currency depreciation.

Risks Related to the Market for Our Stock Generally

The market price of our common stock is volatile, leading to the possibility of its value being depressed at a time when you want to sell your holdings.

The market price of our common stock is volatile, and this volatility may continue. For instance, between January 1, 2006 and December 31, 2007, the closing bid price of our common stock, as reported on the markets on which our securities have traded, ranged between $1.02 and $11.21. Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

•	expiration of lock-up agreements;
•	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
•	changes in financial estimates by us or by any securities analysts who might cover our stock;
•	speculation about our business in the press or the investment community;
•	significant developments relating to our relationships with our customers or suppliers;
•	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in the automotive parts or automotive industry;
•	customer demand for our products;
•	investor perceptions of the automotive parts and automotive industries in general and our company in particular;
•	the operating and stock performance of comparable companies;
•	general economic conditions and trends;
•	major catastrophic events;
•	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
•	changes in accounting standards, policies, guidance, interpretation or principles;
•	loss of external funding sources;
•	sales of our common stock, including sales by our directors, officers or significant stockholders; and
•	additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources.

Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. These market fluctuations may adversely affect the price of our common stock and other interests in our company at a time when you want to sell your interest in us.

Future sales or perceived sales of our common stock could depress our stock price.

All of our executive officers and directors and certain of our stockholders have agreed not to sell shares of our common stock prior to the date that is the earlier of (i) the date of the effectiveness of the registration statement or (ii) the date that is 90 days after the closing of this offering. Shares of common stock subject to these lock-up agreements will become eligible for sale in the public market upon expiration of these lock-up agreements, subject to limitations imposed by Rule 144 under the Securities Act (“Rule 144”), as amended. A substantial number of shares of our common stock held by our current stockholders are freely tradable. If the holders of these freely tradeable shares were to attempt to sell a substantial amount of their holdings at once, the market price of our common stock could decline. Moreover, the perceived risk of this potential dilution could cause stockholders to attempt to sell their shares and investors to short the stock, a practice in which an investor sells shares that he or she does not own at prevailing market prices, hoping to purchase shares later at a lower price to cover the sale. As each of these events would cause the number of shares of our common stock being offered for sale to increase, our common stock’s market price would likely further decline. All of these events could combine to make it very difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

We do not intend to pay dividends on shares of our common stock for the foreseeable future.

We have never declared or paid any cash dividends on shares of our common stock. We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.

Certain provisions of our Articles of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our Articles of Incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different fro many future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” above.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

•	our expectations regarding the market for alternators, starters and our other products;
•	our expectations regarding the continued growth of the automotive industry;
•	our beliefs regarding the competitiveness of our automotive electrical products;
•	our expectations regarding the expansion of our manufacturing capacity;
•	our expectations with respect to increased revenue growth and our ability to achieve profitability resulting from increases in our production volumes;
•	our future business development, results of operations and financial condition; and
•	competition from other manufacturers of automotive electrical products.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus, or that we filed as exhibits to the registration statement of which this prospectus is apart, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to up date any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new in formation becomes available in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders will be responsible for the payment of any underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of any of the shares covered by this prospectus.

PRIVATE PLACEMENT OF COMMON SHARES

This prospectus relates to the resale by the selling stockholders named below from time to time of up to a total of 3,000,000 shares of our common stock that were issued to the selling stockholders pursuant to a private placement that occurred on December 14, 2007 in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 of Regulation D as promulgated by the SEC under the Securities Act. As part of this private placement, the selling stockholders received certain registration rights. All of the common stock offered by this prospectus is being offered by the selling stockholders for their own accounts.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those previously issued to the Selling Stockholders. For additional information regarding the issuances of common stock, see “Private Placement of Common Shares” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock, as of December 14, 2007.

In accordance with the terms of registration rights agreements with the holders of the shares of common stock, this prospectus generally covers the resale of the number of shares of common stock issued as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. The fifth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Selling Stockholders	Shares of Common Stock Beneficially Owned(2)	Percent of Common Stock(1)(3)	Shares of Common Stock to be Registered	Percent of Common Stock After Completion of Offering(3)
LBI Group Inc.(4)	664,740.00	2%	664,740.00	2%
Lois E. Gagnon	50,000.00	*	50,000.00	*
Wendy Allen & Peter Allen JWTROS	1,000.00	*	1,000.00	*
Virginia Gagnon	600.00	*	600.00	*
Amy Stauffer	2,000.00	*	2,000.00	*
Brian Gagnon	2,500.00	*	2,500.00	*
Gagnon 1999 Grandchildren's Trust STS 2/1/99 Maureen Drew Trustee	17,000.00	*	17,000.00	*
Bear Stearns Sec Corp Cust Neil Gagnon Rollover IRA	13,000.00	*	13,000.00	*
Gagnon Securities LLC P/S Plan & Trust DTD 10/1/00 Neil Gagnon TTEE*	300.00	*	300.00	*
Gagnon Securities, LLC P/S Plan & Trust DTD 10/1/00 Neil Gagnon TTEE*	1,100.00	*	1,100.00	*
Darwin Partnership	12,000.00	*	12,000.00	*
Benjamin Atkinson & Paula Atkinson JTWROS	400.00	*	400.00	*
Atkinson Investment Management	7,000.00	*	7,000.00	*
Neil J. Gagnon and & Lois E. Gagnon JTWROS	900.00	*	900.00	*
Fallen Angel Partnership	19,000.00	*	19,000.00	*
Gagnon Family Partnership	20,000.00	*	20,000.00	*
Gagnon Investment Associates	90,000.00	*	90,000.00	*
Gagnon Investment Associates Offshore Ltd.	80,000.00	*	80,000.00	*
Neil J. Gagnon	74,400.00	*	74,400.00	*
The Lois E. & Neil J. Gagnon Foundation Inc	14,000.00	*	14,000.00	*
Whitebox Intermarket Partners, LP	346,820.00	1.2%	346,820.00	1.2%
Ardsley Partners Fund II, L.P.	140,000.00	*	140,000.00	*
Ardsley Offshore Fund, Ltd.	94,500.00	*	94,500.00	*
Ardsley Partners Institutional Fund, L.P.	87,000.00	*	87,000.00	*

Selling Stockholders	Shares of Common Stock Beneficially Owned(2)	Percent of Common Stock(1)(3)	Shares of Common Stock to be Registered	Percent of Common Stock After Completion of Offering(3)
Marion Lynton	3,500.00	*	3,500.00	*
Hudson Bay Overseas Fund Ltd	131,792.00	*	131,792.00	*
Hudson Bay Fund LP	99,422.00	*	99,422.00	*
Harvest Overseas China Equity Fund	200,000.00	*	200,000.00	*
Alder Offshore Master Fund LP	46,243.00	*	46,243.00	*
Alder Capital Partners I, LP	104,046.00	*	104,046.00	*
Enable Growth Partners LP	120,000.00	*	120,000.00	*
CD Investment Partners, Ltd.*	115,607.00	*	115,607.00	*
Iroquois Master Fund Ltd.*	74,448.00	*	74,448.00	*
Case Capital Fund L.P.	75,000.00	*	75,000.00	*
Diamond Opportunity Fund, LLC	75,000.00	*	75,000.00	*
Essex Alpha Fund, LLC	3,475.00	*	3,475.00	*
The New Discovery Fund Ltd	3,550.00	*	3,550.00	*
Winchester Frontier Ltd	7,950.00	*	7,950.00	*
Essex Peformance Fund, LP	51,650.00	*	51,650.00	*
David D. Croll	5,375.00	*	5,375.00	*
Crown Investment Partners, LP	60,000.00	*	60,000.00	*
Hua-Mei 21st Century Partners, LP	25,000.00	*	25,000.00	*
Guerrilla Partners, LP	25,000.00	*	25,000.00	*
Ancora Greater China Fund, LP	34,682.00	*	34,682.00	*

*	Denotes less than 1% of the outstanding shares of common stock.
(1)	Based upon 26,959,994 shares of common stock issued and outstanding as of December 14, 2007. Assumes all of the common stock offered pursuant to this prospectus is sold.
(2)	Under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) the voting power, which includes the power to vote or direct the voting of the security, or (b) the investment power, which includes the power to dispose, or direct the disposition, of the security, in each case irrespective of the person’s economic interest in the security. None of the selling stockholders who are not natural persons are reporting companies under the Securities Exchange Act of 1934.
(3)	In determining the percent of common stock owned by a person, the numerator is the number of shares of common stock beneficially owned by the person. and the denominator is the 26,959,994 shares in the aggregate of common stock outstanding on December 14, 2007. For purposes of this selling stockholders table, the calculation for determining the percent of common stock owned by a person after completion of the offering is the same, and assumes that no new shares of common stock will be issued by us prior to the completion of the offering.
(4)	LBI Group Inc. is a wholly-owned subsidiary of Lehman Brothers Inc., which is a registered broker-dealer. LBI Group has represented to us that it is not acting as an underwriter in this offering, it purchased the shares it is offering under this prospectus in the ordinary course of business, and at the time of such pruchase, it had no agreements or understandingss, directly or indirectly, with any person to distribute the securities. Lehman Brothers Holding Inc., a public reporting company, is the parent company of Lehman Brothers Inc.

None of the selling stockholders has held any position or office with us or any of our subsidiaries within the past three years.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued to the selling stockholders to permit the resale of these shares of Common Stock by the holders of the shares of Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of Common Stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and if such short sale shall take place after the date that this Registration Statement is declared effective by the Commission, the selling stockholders may deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the SEC.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Each selling stockholder has informed the Company that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. Upon the Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8%).

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue up to 90,000,000 shares of common stock, par value $0.0001 per share.

Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. The holders of common stock do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Stockholders do not have preemptive, subscription, redemption or conversion rights. Upon our liquidation, dissolution or winding up, and after payment of creditors and preferred stockholders, if any, our assets are distributable ratably to the holders of the shares of our common stock. The rights, powers, preferences and privileges of the holders of common stock are subject to the rights of the holders of any series of preferred stock that we may designate and issue in the future.

Subject to the rights of the holders of preferred stock that may be outstanding, the holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are, and the shares of common stock offered by us and the selling stockholder in this offering will be, duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We are authorized to issue up to 10,000,000 shares of preferred stock. We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change of control.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Transfer Agent and Registrar

Our independent stock transfer agent is Securities Transfer Corporation, located in Frisco, Texas. Their mailing address is 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034. Their phone number is (469) 633-0100.

LEGAL MATTERS

The validity of the common stock offered pursuant to this prospectus will have been passed upon by Thelen Reid Brown Raysman & Steiner LLP.

EXPERTS

The financial statements of Wonder Auto Technology, Inc. and in the registration statement have been audited by PKF Hong Kong, Certified Public Accountants, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

INDEMNIFICATION

Under Sections 78.751 and 78.752 of the Nevada Revised Statutes, we have broad powers to indemnify and insure our directors and officers against liabilities they may incur in their capacities as such. Our Amended and Restated Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the Nevada Revised Statutes by providing that:

•	We must indemnify our directors to the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes and may, if and to the extent authorized by our board of directors, so indemnify our officers and any other person whom we have power to indemnify against liability, reasonable expense or other matter whatsoever.
•	We may at the discretion of its board of director purchase and maintain insurance on behalf of our company and any person whom we have power to indemnify pursuant to law, our articles of incorporation, our bylaws or otherwise.

These indemnification provisions may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. We also have entered into indemnification agreements with our executive officers and directors and provide indemnity insurance pursuant to which directors and officers are indemnified or insured against liability or loss under certain circumstances that may include liability, or related loss under the Securities Act and the Exchange Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The indemnity provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

At present, there is no pending litigation or proceeding involving any of our directors or officers where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

WHERE YOU CAN FIND MORE INFORMATION

We file quarterly, annual and periodic reports and other documents with the SEC. We have also filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our SEC reports and our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the SEC reports and our registration statement and the exhibits filed with the registration statement, are also available from the SEC’s website at www.sec.gov, which contains all required reports, proxy and information statements and other information about us and other issuers that file electronically with the SEC.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in the documents listed below, which is considered to be a part of this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed March 19, 2007;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed on May 10, 2007, as amended on November 1, 2007;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006, filed on August 8, 2007, as amended on November 1, 2007;
•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, filed on November 1, 2007;
•	Our definitive proxy statement related to our 2007 annual meeting of stockholders held on June 8, 2007, filed April 30, 2007; and

•	Our Current Reports on Form 8-K, as follows:

Form	Filed On
8-K	February 20, 2007
8-K	March 29, 2007
8-K	April 4, 2007
8-K	May 14, 2007
8-K/A	June 14, 2007
8-K	July 9, 2007
8-K/A	July 9, 2007
8-K	October 3, 2007
8-K	November 2, 2007
8-K	December 12, 2007

We also incorporate by reference all documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the registration statement of which this prospectus is a part and prior to the termination of the offering. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

You may request a copy of these reports, which we will provide to you at no cost, by writing or calling us at our mailing address and telephone number: Yuechun Xie, Wonder Auto Technology, Inc., No. 16 Yulu Street, Jinzhou City, Liaoning, China 121013, telephone: (86) 416-266-1186.

WONDER AUTO TECHNOLOGY, INC.

3,000,000 shares of common stock

PROSPECTUS

, 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All such expenses are estimates except for the SEC registration fee. The following expenses will be borne solely by the registrant.

Amount to be Paid
SEC Registration Fee	$1,427.77
Printing Fees and Expenses	$20,000.00
Legal Fees and Expenses	$540,000.00
Accounting Fees and Expenses	$45,000.00
Transfer agent and registrar fees	$5,000.00
Miscellaneous	$400,000.00
Total	$1,011,427.77

Item 15. Indemnification of Directors and Officers.

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation in which we own shares of capital stock or of which we are a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 16. Exhibits.

Reference is made to the attached Exhibit Index.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jinzhou, China on January 14, 2008.

WONDER AUTO TECHNOLOGY, INC.

By:	/s/ Qingjie Zhao Qingjie Zhao Chief Executive Officer and President

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Qingjie Zhao and Meirong Yuan and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

****

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on January 14, 2008.

Signature	Title
/s/ Qingjie Zhao Qingjie Zhao	Chief Executive Officer, President and Director (Principal Executive Officer)
/s/ Meirong Yuan Meirong Yuan	Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)
/s/ Larry Goldman Larry Goldman	Director
/s/ Xingye Zhang Xingye Zhang	Director
/s/ David Murphy David Murphy	Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Registration Rights Agreement, dated December 10, 2007 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 12, 2007.
5.1	Opinion of Thelen Reid Brown Raysman & Steiner LLP.*
23.1	Consent of PKF Hong Kong, Certified Public Accountants
23.3	Consent of Thelen Reid Brown Raysman & Steiner LLP. (included in Exhibit 5.1)
24.1	Power of Attorney (included in signature page)

*	Filed herewith